EXHIBIT 10.2

30 South Wacker Drive
Suite 3550 | Chicago, IL 60606
312.583.5700 main
312.583.5701 fax navigant.com

PRIVATE & CONFIDENTIAL

March 8, 2017

Ms. Monica M. Weed

2026 West Pensacola Avenue

Chicago, IL 60618

Dear Monica,

As you are aware, the term of your employment agreement ends on March 31, 2017. I am pleased to extend you an offer to continue your employment with Navigant Consulting, Inc. (“Navigant”) as its Executive Vice President, General Counsel and Secretary, reporting directly to the Chief Executive Officer of Navigant. This letter (this “Agreement”) outlines certain terms of your continued employment should you choose to accept this offer.

•	Base Salary: An annualized base salary of $450,000 will be payable bi-weekly, based on 26 pay periods per year, or in such other installments consistent with Navigant’s standard payroll practices, subject to authorized withholding and other required deductions. Annual compensation reviews are conducted by the Compensation Committee (the “Committee”) of Navigant’s Board of Directors (the “Committee”) in the first quarter of each calendar year, and any salary adjustment resulting from that review is targeted to be effective on March 1 of such calendar year.

•	Annual Cash Incentive Bonus: You will be eligible to receive an annual cash incentive bonus based upon your and Navigant’s achievement of annual performance goals or objectives established and measured by the Committee in its sole discretion. Currently, you have a target annual incentive bonus opportunity equal to 75% of your annual base salary, payable in accordance with the Navigant Consulting, Inc. Annual Incentive Plan, as may be amended from time to time (but in no event shall any actual bonus award be paid later than March 15th of the calendar year immediately following the year for which such compensation is earned). Actual bonus awards may range from zero to a maximum of 200% of your target annual incentive bonus opportunity, based on your and Navigant’s achievement of the applicable annual performance goals or objectives.

•

Annual Long-Term Equity Incentive Program: Navigant shall grant annual long-term equity incentive awards to you for 2017, effective March 15, 2017, pursuant to the Navigant Consulting, Inc. Amended and Restated 2012 Long-Term Incentive Plan (the “LTIP”) having an aggregate grant date value of $450,000, with: (a) 65% of the aggregate grant value consisting of performance-based RSUs (vesting three years from the grant date if and only to the extent that specific performance goals are met with respect to relative total

Ms. Monica M. Weed

March 8, 2017

shareholder return and Navigant’s adjusted EBITDA during the three-year performance period ending December 31, 2019); and (b) 35% of the aggregate grant date value consisting of time-based RSUs (vesting ratably over a three-year period), subject in each case to your continued employment through the applicable vesting date (except as set forth in the applicable award agreement embodying each such grant) and your compliance with the Business Protection Agreement. The target number of shares underlying the performance-based RSUs and the number of shares underlying the time-based RSUs will be computed based on the average closing price of a share of Navigant common stock for the 30 calendar day period immediately preceding the grant date. These awards, including the vesting thereof, shall be subject in all cases to the terms and conditions of the LTIP and the award agreements embodying such grants, in the standard form previously approved by the Committee, which must be executed as a pre-condition of such grants. In the event of a conflict between the terms of this Agreement and the terms and conditions of the LTIP or such award agreements, the terms of the LTIP and such award agreements will govern.

For 2018 and beyond, the amount and terms of any long-term equity incentive awards will be determined by the Committee in its sole discretion.

•	Stock Ownership Guidelines: To reinforce the importance of stock ownership and further align our executive’s interests with those of our shareholders, Navigant has adopted stock ownership guidelines and holding period requirements that apply to equity incentive awards for its named executive officers. These stock ownership guidelines require you to own shares of Navigant common stock valued at a minimum of three times your annual base salary. Until these stock ownership guidelines are achieved, you must retain at least 50% of the net shares received upon the vesting of equity awards and the exercise of stock options. Apart from meeting the applicable stock ownership guidelines, you will be required to hold at least 50% of the net shares received upon the vesting of equity awards and the exercise of stock options for at least one year following the applicable vesting or exercise date.

•	Severance Benefits: Following acceptance of this offer, and in consideration of your continued employment with Navigant, you will be eligible to receive the payments set forth in Exhibit A attached hereto and made a part hereof. Navigant reserves the right, in its sole discretion, to amend or modify such severance benefits, subject to the limitations expressly set forth therein.

•	Employee Benefits and Perquisites: As a member of the Company’s senior executive management team, you will be entitled to receive all benefits and perquisites of employment generally available to other senior executive officers upon satisfying any applicable eligibility or participation criteria. Certain participation costs for our employee benefit programs are borne by our employees. Participation in our group insurance programs is subject to the requirements established by the group insurance carriers. Navigant reserves the right to discontinue or amend its employee benefits and perquisites, including group insurance programs, from time to time in its sole discretion.

As a condition to your continued employment with Navigant, and in consideration of the compensation, benefits and equity incentive awards that are included in this offer of continued employment, including the equity grants described above, you will be required to execute and comply with the Business Protection Agreement enclosed with this Agreement.

Ms. Monica M. Weed

March 8, 2017

This offer of continued employment is made with the understanding that you will be based out of our Chicago headquarters office but will be available to travel to other offices or locations as reasonably necessary. This offer of continued employment is further contingent upon your reviewing and signing this Agreement and your willingness thereafter to abide by its terms and conditions, as well as those in the Business Protection Agreement.

It is understood that you are not being offered employment for a definite period of time and that either you or Navigant may terminate the employment relationship at any time and for any or no reason subject only to the following notice provisions: (a) you may terminate your employment for any reason (other than due to a Constructive Termination of Employment (as defined in Exhibit A)) by providing Navigant with a written notice of termination at least 60 calendar days prior to such termination, which shall be effective as of the date specified therein; (b) you may immediately terminate your employment due to a Constructive Termination of Employment (subject to the notice, cure, and terminations provisions set forth in such definition in Exhibit A), effective upon written notice to Navigant; (c) Navigant may terminate your employment for any or no reason (other than Cause or Disability (each as defined in Exhibit A)) upon 30 calendar days’ advance written notice to you, which shall be effective as of the date specified therein; and (d) Navigant may immediately terminate your employment for Cause or Disability, in each case effective upon written notice to you. During any notice period given pursuant to the foregoing sentence, Navigant may in its discretion require that you refrain from reporting to Navigant’s place(s) of business and from performing your duties during some or all of any such notice period. Any time during any such notice period Navigant may accelerate the effective date of termination of your employment if it pays you in a lump sum the pro-rated base salary that you would have earned during the period by which the notice period was reduced, which will be paid on the first regularly scheduled Navigant payroll date following the effective date of termination of your employment. Any written notice required or permitted in this Agreement shall be provided as set forth in Exhibit A. Nothing in this Agreement should be interpreted as creating anything other than an at-will employment relationship between the parties.

The terms and conditions set forth in this Agreement (including the attached Exhibit A), as well as the fact and contents of any discussions between us regarding your continued employment by Navigant, including any information that we may disclose to you about Navigant, its business, financial results and future prospects, are strictly confidential and should not be disclosed by you to any other party without our prior written consent or until publicly released by Navigant.

This Agreement (including Exhibit A attached hereto) and the Business Protection Agreement constitute the entire agreement between you and Navigant with respect to the subject matter hereof and thereof and supersede any and all prior and/or contemporaneous negotiations or agreements, written or oral (including the employment agreement between you and Navigant dated as of October 1, 2013 which will expire on March 31, 2017), regarding the subject matter thereof between the parties hereto. Except as otherwise provided for in Paragraph 8 or Paragraph 10(e) of Exhibit A, this Agreement shall not be modified or amended, except by a written agreement signed by you and an authorized representative of Navigant. You confirm that, in agreeing to the terms of this Agreement (including Exhibit A attached hereto) and the Business Protection Agreement, you are not relying on any oral or written statement or other representation not contained herein or therein. This Agreement (including Exhibit A attached hereto) is made and entered into and will be governed by and interpreted in accordance with the laws of the State of Illinois.

Ms. Monica M. Weed

March 8, 2017

To accept this offer, please execute this letter in the space provided below and also execute a copy of the Business Protection Agreement and return executed copies of both agreements to Gene Raffone, VP & Chief Human Capital Officer. Countersigned copies will then be provided to you.

I am very pleased with the prospect that you will continue to be part of the Navigant executive team. If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

NAVIGANT CONSULTING, INC.

By:	/s/ Julie M. Howard
Julie M. Howard
Chairman and Chief Executive Officer

Enclosure

AGREED AND ACCEPTED this 30th day of March, 2017:

/s/ Monica M. Weed

EXHIBIT A

Severance Benefits

This Exhibit is attached to, and constitutes a part of, that certain offer of employment dated March 8, 2017 (the “Agreement”), between Navigant Consulting, Inc. (“Navigant”) and Monica M. Weed (“Executive”). Any terms used but not otherwise defined in this Exhibit shall have the meanings ascribed to them in the Agreement.

1.    Definitions. The following terms used in this Exhibit shall have the following meanings:

“Base Salary” means Executive’s annual rate of base salary in effect immediately prior to the Termination Date (or, in the event of a Constructive Termination of Employment, the annual rate of base salary in effect immediately prior to the event giving rise to the Constructive Termination of Employment if such annual base salary is higher than the annual base salary in effect immediately prior to the Termination Date).

“Board” means the Board of Directors of Navigant.

“Business Protection Agreement” means Executive’s Executive Officer Business Protection and Arbitration Agreement with Navigant (and any other similar agreement with Navigant with respect to Executive’s confidentiality, non-competition or non-solicitation obligations to Navigant).

“Cause” means Executive’s willful misconduct, dishonesty or other willful actions (or willful failures to act) which are materially and demonstrably injurious to the Company, or a material breach by Executive of one or more terms of any agreement between Executive and the Company, which shall include Executive’s habitual neglect of the material duties required of Executive under such agreement, in each case as determined by the Board; provided, however, in order to terminate Executive’s employment for Cause, Navigant must provide Executive with written notice specifying the conduct alleged to have constituted Cause and, if curable, Executive shall have 30 calendar days after receipt of such notice to cure the matters specified in the notice. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. In addition, Executive’s employment shall be deemed to have terminated for Cause if, within six months after the Termination Date, based on facts and circumstances discovered after Executive’s employment has terminated, the Board determines in good faith after appropriate investigation that Executive committed an act prior to the Termination Date that would have justified a termination for Cause.

“Change in Control” shall have the meaning set forth in the Navigant Consulting, Inc. Amended and Restated 2012 Long-Term Incentive Plan, as in effect on the date hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Company” means, collectively, Navigant and its subsidiaries.

“Constructive Termination of Employment” means the occurrence of any of the following events or conditions without Executive’s express written consent: (a) a material diminution in Executive’s Base Salary (excluding a reduction in compensation similarly affecting all or substantially all of the Company’s executive officers); (b) a material diminution in Executive’s authority, duties or responsibilities; (c) relocation of Executive’s base office to an office that is more than 50 miles from Executive’s base office prior to such relocation; or (d) the failure of Navigant to obtain the assumption of the terms set forth herein by any successors as contemplated in Paragraph 10(c) below; provided that, Executive must notify Navigant of his or her intention to terminate his or her employment by written notice in accordance with Paragraph 10(a) hereof; provided, further, that (i) such notice shall be provided to the Board within 90 calendar days of the initial existence of such event, (ii) Navigant shall have 30 calendar days to cure such event after receipt of such notice, and (iii) if uncured, Executive shall terminate his or her employment within six months following the initial existence of such event.

“Disability” means the absence of Executive from Executive’s duties with the Company for 120 consecutive calendar days, or a total of 180 calendar days in any 12-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician jointly selected by Navigant and Executive or Executive’s legal representative, or, if the parties cannot agree on the selection of such physician then each shall choose a physician and the two physicians shall jointly select a physician to make such binding determination.

“Qualifying Termination of Employment” means a termination of Executive’s employment by the Company for reasons other than the following: (a) a termination of employment for Cause; (b) Executive’s resignation for any reason other than due to a Constructive Termination of Employment; (c) the cessation of Executive’s employment with the Company due to death or Disability; or (d) the cessation of Executive’s employment with the Company as the result of the sale, spin-off or other divestiture of a division, business unit or subsidiary or a merger or other business combination, which does not constitute a Change in Control, if either (i) Executive becomes employed with the purchaser or successor in interest to Executive’s employer with regard to such division, business unit or subsidiary, or (ii) Executive is offered employment by such purchaser or successor in interest on terms and conditions comparable in the aggregate (as determined by the Committee in its sole discretion) to the terms and conditions of Executive’s employment with the Company immediately prior to such transaction.

“Severance Benefits” means the benefits payable to Executive pursuant hereto.

“Termination Date” means the date on which Executive’s employment with the Company terminates due to a Qualifying Termination of Employment, death or Disability. For all purposes hereof, Executive shall be considered to have terminated employment with the Company when he or she incurs a “separation of service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable guidance issued thereunder.

2.	Effect of Termination of Employment on Compensation and Accrued Rights. Upon termination of Executive’s employment with the Company for any reason, all compensation and all benefits to Executive shall terminate, provided that the Company shall pay Executive: (a) the earned but unpaid portion of Executive’s Base Salary through the Termination Date; and (b) any unpaid expense or other reimbursements due to Executive (collectively, the “Accrued Rights”).

3.	Effect of Qualifying Termination of Employment. Subject to Paragraphs 6 and 8, upon Executive’s Qualifying Termination of Employment and provided that Executive has been and remains in compliance with any and all restrictive covenants and other obligations under any agreement with the Company, including, without limitation, the Business Protection Agreement, then Executive shall be entitled to receive the Severance Benefits described in this Paragraph 3, in addition to the Accrued Rights. To the extent applicable, Executive shall only be entitled to receive payments pursuant to Paragraph 3(a) or Paragraph 3(b) and not both paragraphs.

(a)	Severance Payment upon Non-Change in Control Termination of Employment. Upon a Qualifying Termination of Employment, Executive shall receive a lump sum severance payment equal to one times the sum of (i) Executive’s Base Salary and (ii) the average of Executive’s annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years) prior to the Termination Date or Executive’s target annual bonus amount if the Termination Date occurs prior the date on which Executive is eligible to receive his or her first annual bonus under Navigant’s annual bonus program.

(b)	Severance Payment upon Change in Control Termination of Employment. Upon a Qualifying Termination of Employment during the one-year period following a Change in Control or if, during the six-month period preceding a Change in Control, the Company terminates Executive’s employment other than for Cause, death or Disability, in anticipation of a Change in Control transaction that the Board is actively considering at the time of such termination of employment and that is ultimately consummated, Executive shall receive a lump sum severance payment equal to two times the sum of (i) Executive’s Base Salary and (ii) the average of Executive’s annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years) prior to the Change in Control or Executive’s target annual bonus amount if the Termination Date occurs prior the date on which Executive is eligible to receive his or her first annual bonus under Navigant’s annual bonus program.

(c)	Annual Bonus. Upon a Qualifying Termination of Employment under either Paragraph 3(a) or Paragraph 3(b), the Company shall pay to Executive, (i) to the extent earned but not yet paid, Executive’s annual bonus for the year preceding the year in which the Termination Date occurs in an amount determined by the Committee and subject to the terms and conditions of Navigant’s annual bonus program as then in effect, and (ii) a prorated annual bonus for the year in which the Termination Date occurs based on actual performance under the terms of Navigant’s annual bonus program as then in effect, with the bonus provided for in this subparagraph (c) to be paid at the same time bonuses are paid by Navigant to other participants in such program (but in no event later than the March 15th occurring immediately following the year in which the Termination Date occurs), subject to the terms and conditions of Navigant’s annual bonus program as then in effect and prorated to reflect the number of calendar days out of 365 during which Executive was employed by Company during the year of the Qualifying Termination of Employment, including the Termination Date.

(d)	Continued Benefits Coverage. Upon a Qualifying Termination of Employment under either Paragraph 3(a) or Paragraph 3(b) and provided that Executive (and/or his or her dependents) timely elects COBRA coverage, the Company shall pay to Executive (or to Executive’s family in the event of Executive’s death) on a monthly basis an amount equal to the monthly amount of the COBRA continuation coverage premium for such month, at the same level and cost to Executive (or Executive’s dependents in the event of his or her death) as immediately preceding the Termination Date, under the Company group medical plan in which Executive participated immediately preceding the Termination Date, less the amount of Executive’s portion of such monthly premium as in effect immediately preceding the Termination Date, until the earlier of (i) 12 months after the Termination Date or (ii) the date on which Executive and Executive’s dependents have become eligible for substantially similar healthcare coverage or become entitled to Medicare coverage . Any payments under this Paragraph 3(d) shall constitute taxable income to Executive.

(e)	Timing of Payment of Severance. Subject to the remaining terms hereof, Severance Benefits under this Paragraph 3 shall be paid to Executive in a lump sum cash payment within 60 calendar days following Executive’s Termination Date; provided, however, that if the Company terminates Executive’s employment other than for Cause, death or Disability, in anticipation of a Change in Control transaction that the Board is actively considering and that is ultimately consummated, the incremental Severance Benefit provided for under Paragraph 3(b) shall be paid within 60 calendar days following the consummation of the Change in Control; provided, further, that the Severance Benefits payable pursuant to Paragraph 3(c)(ii) and Paragraph 3(d), as applicable, shall be paid to Executive at the times provided in such paragraphs.

4.	Effect of Termination due to Executive’s death or Disability. Subject to Paragraphs 6 and 8, upon termination of Executive’s employment due to death or Disability and provided that Executive has been and remains in compliance with any and all restrictive covenants and other obligations under any agreement with the Company, including, without limitation, the Business Protection Agreement, then Executive shall be entitled to receive the Severance Benefits described in this Paragraph 4, in addition to the Accrued Rights.

(a)	Annual Bonus. Upon a termination of employment due to death or Disability, the Company shall pay to Executive (or his or her estate in the event of Executive’s death), (i) to the extent earned but not yet paid, his or her annual bonus for the year preceding the year in which the Termination Date occurs in an amount determined by the Committee and subject to the terms and conditions of Navigant’s annual bonus program as then in effect, to be paid within 60 calendar days following the Termination Date and (ii) a prorated annual bonus for the year in which the Termination Date occurs based on actual performance under the terms of Navigant’s annual bonus program as then in effect, with the bonus provided for in this subparagraph (a) to be paid at the same time bonuses are paid by Navigant to other participants in such program (but in no event later than the March 15th occurring immediately following the year in which the Termination Date occurs), subject to the terms and conditions of Navigant’s annual bonus program as then in effect and prorated to reflect the number of calendar days out of 365 during which Executive was employed by Company during the year of the termination of employment under this Paragraph 4, including the Termination Date.

(b)	Continued Benefits Coverage. Upon termination of employment due to death or Disability and provided that Executive (and/or his or her dependents) timely elects COBRA coverage, the Company shall pay to Executive (or to Executive’s family in the event of his or her death) on a monthly basis an amount equal to the monthly amount of the COBRA continuation coverage premium for such month, at the same level and cost to Executive (or Executive’s dependents in the event of his or her death) as immediately preceding the Termination Date, under the Company group medical plan in which Executive participated immediately preceding the Termination Date, less the amount of Executive’s portion of such monthly premium as in effect immediately preceding the Termination Date, until the earlier of (i) 12 months after the Termination Date or (ii) the date on which Executive and his or her dependents have become eligible for substantially similar healthcare coverage or become entitled to Medicare coverage. Any payments under this Paragraph 4(b) shall constitute taxable income to Executive.

5.	Golden Parachute Provisions. In the event that a payment or benefit received or to be received by Executive following his or her Termination Date (whether pursuant to the terms hereof or any other plan, arrangement or agreement with the Company or any of its affiliates or divisions) (collectively, with the payments provided for herein, the “Post Termination Payments”) would be subject to excise tax (in whole or in part) as a result of Section 280G of the Code, and as a result of such excise tax, the net amount of Post Termination Payments retained by Executive (taking into account federal, state income taxes and such excise tax) would be less than the net amount of Post Termination Payments retained by Executive (taking into account federal and state income taxes) if the Post Termination Payments were reduced or eliminated as described in this Paragraph 5, then the Post Termination Payments shall be reduced or eliminated until no portion of the Post Termination Payments is subject to excise tax, or the Post Termination Payments are reduced to zero. For purposes of this limitation, (a) no portion of the Post Termination Payments the receipt or enjoyment of which Executive shall have waived in writing prior to the date of payment following termination of the Post Termination Payments shall be taken into account, (b) no portion of the Post Termination Payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, (c) the Post Termination Payments shall be reduced only to the extent necessary so that the Post Termination Payments (other than those referred to in clauses (a) and (b) above) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to excise tax, and (d) the value of any non-cash benefit and all deferred payments and benefits included in the Post Termination Payments shall be determined by the mutual agreement of the Company and Executive in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In the event that the Post Termination Payments shall be reduced pursuant to this Paragraph 5, then such reduced payment shall be determined by reducing the Post Termination Payments otherwise payable to Executive in the following order: (i) by reducing the cash severance payment due under Paragraph 3 or Paragraph 4, as applicable; (ii) by eliminating the acceleration of vesting of any stock options (and if there is more than one option award so outstanding, then the acceleration of the vesting of the stock option with the highest exercise price shall be reduced first and so on); and (iii) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to Executive by the Company (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the oldest award reduced first and the most-recently awarded reduced last).

6.	Requirement of General Release. Notwithstanding anything herein to the contrary, the payments and benefits under Paragraph 3 or Paragraph 4, as applicable, shall only be payable if Executive executes and delivers to the Company, and does not revoke, a general release and waiver agreement, which includes a release of Navigant, its subsidiaries, affiliates, officers, directors, employees, agents, benefit plans, fiduciaries and their insurers, successors, and assigns, provided that such general release and waiver agreement is returned, and not revoked, by Executive within the time period specified in the agreement (which shall not exceed 60 calendar days after the Termination Date).

7.    Offsets; No Mitigation.

(a)	Non-duplication of Benefits. The Company may, in its discretion and to the extent permitted under applicable law, offset against Executive’s Severance Benefits hereunder or any other severance, termination, or similar benefits payable to Executive by the Company, including, but not limited to any amounts paid under any employment agreement or other individual contractual arrangement, or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other federal, state, or local law requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability.

(b)	Overpayment. The Company may recover any overpayment of Severance Benefits made to Executive or Executive’s estate hereunder or, to the extent permitted by applicable law, offset any overpayment of Severance Benefits or any other amounts due from Executive against any Severance Benefits or other amount the Company owes Executive or Executive’s estate.

(c)	No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions hereof and such amounts shall not be reduced whether or not Executive obtains other employment.

8.    Section 409A of the Code.

(a)	The payments provided hereunder are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. The payments to Executive hereunder are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each payment hereunder is designated as a separate payment for such purposes. In the event that Navigant determines that any provision hereof does not comply with Section 409A of the Code or any rules, regulations or guidance promulgated thereunder and that as a result Executive may become subject to a Section 409A tax, notwithstanding Paragraph 10(e), Navigant shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall Executive’s consent be required for such amendment or modification. Notwithstanding any provision hereof to the contrary, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant hereto (including any taxes arising under Section 409A of the Code), and the Company shall have no obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes.

(b)	Notwithstanding any other provision hereof, to the extent any payments (including the provision of benefits) hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409(A) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)	If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on Executive’s Termination Date, then no such payment shall be made during the period beginning on the Termination Date and ending on the date that is six months following the Termination Date or, if earlier, on the date of Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on Executive under Section 409A of the Code. The amount of any payment that would otherwise be paid to Executive during this period shall instead be paid, with interest at the short-term applicable federal rate as in effect as of the Termination Date, to Executive on the first business day following the date that is six months following the Termination Date or, if earlier, the date of Executive’s death.

(ii)	If the period during which Executive may execute the general release and waiver agreement as contemplated by Paragraph 6 commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year in accordance with Section 409A of the Code.

(iii)	Notwithstanding the foregoing provisions hereof, if and to the extent that amounts payable hereunder are deemed, for purposes of Section 409A of the Code, to be in substitution of amounts previously payable under another arrangement with respect to Executive, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Section 409A of the Code.

(iv)	Payments with respect to reimbursements of all expenses pursuant hereto shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefit to be provided, in any other calendar year and Executive’s right to such reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

9.	Dispute Resolution. Navigant and Executive agree that any dispute arising out of or relating to the terms set forth in this Exhibit that cannot be resolved amicably by the parties will be resolved in accordance with the provisions of the Business Protection Agreement.

10.    Miscellaneous.

(a)	Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid addressed as follows:

If to Navigant:	Navigant Consulting, Inc.
30 S. Wacker Drive, Suite 3550
Chicago, IL 60606
Attention: Chief Human Capital Officer
(prior to May 1, 2017)

Navigant Consulting, Inc.
150 N. Riverside Plaza, Suite 3100
Chicago, IL 60606
Attention: Chief Human Capital Officer
(on or after May 1, 2017)

If to Executive:	At the most recent address on file with the Company

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(b)	Withholding Taxes and Other Employee Deductions. The Company, its affiliates or any successor company may withhold or deduct from any benefits and payments made pursuant to this Exhibit all federal, state, city and other taxes as may be required pursuant to any statute, regulation, ordinance or order and all other normal employee deductions made with respect to the Company’s employees generally.

(c)	Successors. The terms set forth in this Exhibit are personal to Executive and without the prior written consent of Navigant are not assignable by Executive other than by will or the laws of descent and distribution. The terms set forth in this Exhibit will inure to the benefit of and be enforceable against Executive’s legal representatives and will inure to the benefit of and be binding upon Navigant and its successors and assigns. Navigant will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of Navigant to assume expressly and agree to perform Navigant’s obligations under this Exhibit in the same manner and to the same extent that Navigant would be required to perform such obligations if no such succession had taken place. For purposes of this Exhibit, the term “Navigant” means Navigant as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform such obligations under this Exhibit by operation of law, or otherwise.

(d)	Waiver. Executive’s or Navigant’s failure to insist upon strict compliance with any provision of this Exhibit or the failure to assert any right Executive or Navigant may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision or right of this Exhibit.

(e)	Amendment. Navigant may amend, modify or terminate any of the benefits provided under this Exhibit at any time; provided, however, that (i) expect as specifically provided in Paragraph 8, no amendment, modification or termination that is materially adverse to Executive will be effective without Executive’s written consent until the 24 months after its adoption, and (ii) no such amendment, modification or termination shall affect the right to any unpaid Severance Benefits of Executive whose Termination Date has occurred prior to such amendment, modification or termination.